Exhibit 99.1

        The Middleby Corporation Reports Third Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--Nov. 7, 2005--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported sales and earnings for the third quarter ended October 1, 2005. Net earnings for the third quarter were $9,628,000 or $1.19 per share on net sales of $80,937,000 as compared to the prior year third quarter net earnings of $10,368,000 or $1.03 per share on net sales of $70,620,000. Net earnings for the nine months ended October 1, 2005 were $24,945,000 or $3.09 per share on net sales of $239,738,000 as compared to net earnings of $24,248,000 or $2.42 per share on net sales of $205,996,000 in the prior year first nine months.

    Third Quarter Financial Highlights

    -- Net sales rose 14.6% in the third quarter. The net sales increase in the third quarter reflects the impact of the Nu-Vu Foodservice Systems acquisition, which accounted for 6.9% of the sales growth for the quarter. Excluding the impact of the acquisition, net sales would have increased 7.7% in the third quarter, reflecting strong growth in international business and the impact of price increases instituted in the first quarter to offset increased material costs.

    -- Gross margin increased to 40.1% for the third quarter as compared to 37.4% in the prior year quarter. The third quarter gross margins benefited from production efficiencies on increased sales volumes and a favorable sales mix, due in part to increased international sales, which typically carry a higher margin. Margins also improved as compared to the first half of the year due to the realization of price increases instituted in the first quarter and a decline in the cost of steel during the third quarter. Additionally, margins at Nu-Vu Foodservice Systems, which negatively impacted gross margins during the first half, improved significantly as a result of completed integration initiatives and higher sales volumes during the quarter, which resulted in improved fixed overhead absorption.

    -- Operating income margin increased to 20.1% as a percent of net sales for the third quarter compared to 17.8% in the prior year quarter, reflecting the impact of increased sales volumes and higher gross margins during the quarter.

    -- Interest expense increased to $1,579,000 in the third quarter of 2005 as compared to $643,000 in the prior year quarter as a result of higher debt levels resulting from the December 2004 share repurchase transaction.

    -- Provision for income taxes was recorded at a 33.1% effective rate in the third quarter as compared to a 13.5% effective rate in the third quarter of 2004. The tax provision for both periods included favorable adjustments to tax reserves associated with closed tax periods.

    -- Total debt decreased to $104,099,000 at the end of the quarter ended October 1, 2005 from $121,294,000 at the end of the second quarter and $123,723,000 at the end of 2004. Borrowing activity in the first nine months of 2005 included $12 million of funding for the January Nu-Vu acquisition.

    Chairman and Chief Executive Officer, Selim A. Bassoul said, "We were very pleased with the results of the third quarter. Sales in the third quarter, which is seasonally one of our strongest quarters, were particularly strong due to continued growth in emerging markets and expansion of restaurant chain customers internationally. Additionally, sales at NuVu Foodservice Systems were also very strong during the quarter. The third quarter sales at Nu-Vu, which we expect will be the strongest quarter at the division this year, were favorably impacted by the timing of store openings which accelerated for a major chain customer during the quarter."
    Mr. Bassoul added, "Looking forward, we expect the growth rate for the company in the fourth quarter to slow due to the short-term cancellation and delay of orders in the areas affected by the hurricanes. Longer term, however, as these areas are rebuilt it will positively impact our revenues."
    Mr. Bassoul continued, "We were positively affected by steel prices which began to decline during the third quarter, however, the impact of the recent hurricanes on steel prices appears to have curtailed these gains in the near term. Additionally, we continue to monitor rising costs of fuel, which are beginning to impact our costs of shipping. We were pleased with the margin improvement, which took place at Nu-Vu Foodservice Systems. We have substantially completed the integration efforts associated with this newly acquired business and now will direct our efforts at this division to introducing new products and increase our efforts in marketing these products to a broader audience."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on November 8, 2005 and can be accessed by dialing (800) 367-5339 and providing conference code 2149580. Members of the financial community who participate in the question and answer session will receive a separate call-in number. An audio webcast of the conference call can be accessed through investor services at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 2149580. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
             ---------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                     Three Months Ended          Nine Months Ended
               3rd Qtr, 2005 3rd Qtr, 2004 3rd Qtr, 2005 3rd Qtr, 2004
               ------------- ------------- ------------- -------------
Net sales           $80,937       $70,620      $239,738      $205,996
Cost of sales        48,461        44,226       147,604       127,633
               ------------- ------------- ------------- -------------

  Gross profit       32,476        26,394        92,134        78,363

Selling &
 distribution
 expense              8,710         7,637        25,663        23,340
General &
 administrative
 expense              7,482         6,175        21,847        17,684
               ------------- ------------- ------------- -------------

  Income from
   operations        16,284        12,582        44,624        37,339

Interest
 expense and
 deferred
 financing
 amortization,
 net                  1,579           643         5,063         2,334
Loss (gain) on
 acquisition
 financing
 derivatives              -           (96)            -           (96)
Other expense
 (income), net          312            45            47           317
               ------------- ------------- ------------- -------------

  Earnings
   before
   income taxes      14,393        11,990        39,514        34,784

Provision for
 income taxes         4,765         1,622        14,569        10,536
               ------------- ------------- ------------- -------------

  Net earnings       $9,628       $10,368       $24,945       $24,248
               ============= ============= ============= =============


Net earnings
 per share:

  Basic               $1.28         $1.12         $3.33         $2.63
               ============= ============= ============= =============

  Diluted             $1.19         $1.03         $3.09         $2.42
               ============= ============= ============= =============
Weighted
 average number
 shares:

  Basic               7,516         9,241         7,499         9,232
               ============= ============= ============= =============

  Diluted             8,110        10,040         8,060        10,019
               ============= ============= ============= =============


                       THE MIDDLEBY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
                          (Amounts in 000's)
                              (Unaudited)

                                           Oct. 1, 2005   Jan. 1, 2005
                                           ------------   ------------
ASSETS

Cash and cash equivalents                       $3,273         $3,803
Accounts receivable, net                        35,752         26,612
Inventories, net                                31,981         32,772
Prepaid taxes                                       70          9,952
Deferred tax assets                             10,593          8,865
Other current assets                             1,134          2,008
                                           ------------   ------------
  Total current assets                          82,803         84,012

Property, plant and equipment, net              22,824         22,980

Goodwill                                        78,970         74,761
Other intangibles                               28,488         26,300
Other assets                                     2,555          1,622
                                           ------------   ------------

  Total assets                                $215,640       $209,675
                                           ============   ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt           $12,355        $10,480
Accounts payable                                14,039         11,298
Accrued expenses                                48,166         51,311
                                           ------------   ------------
  Total current liabilities                     74,560         73,089

Long-term debt                                  91,744        113,243
Long-term deferred tax liability                 5,978         11,434
Other non-current liabilities                    4,924          4,694

Shareholders' equity                            38,434          7,215
                                           ------------   ------------

  Total liabilities and shareholders'
   equity                                     $215,640       $209,675
                                           ============   ============



    CONTACT: The Middleby Corporation
             Darcy Bretz (Investor and Public Relations), 847-429-7756 or
             Timothy FitzGerald, 847-429-7744